Exhibit 10.1

Sonus Networks, Inc.

4 Technology Park Drive, Westford, MA 01886

November 19, 2012

Mr. Brian O’Donnell

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA 01886

Dear Brian:

This letter confirms that you have accepted the role of Vice President of Finance and Corporate Controller of Sonus Networks, Inc. (the “Company”) and will report to me, effective December 3, 2012.  Your current duties as Senior Director of Finance will be transferred as soon as acceptable candidate(s) are identified and/or hired; until that time, you will retain those duties.  As the Company’s organization evolves, in addition to performing duties and responsibilities associated with the position of Vice President of Finance and Corporate Controller, you may be assigned other management duties and responsibilities as the Company may determine.

As discussed, the March 3, 2011 letter (your “Agreement”) outlining the terms and conditions of your employment by Sonus Networks, Inc. is hereby amended as follows:

1.              Base Compensation.  Effective December 3, 2012, your base salary will be at the annualized rate of $200,000.00, less applicable state and federal tax withholdings, paid twice monthly in accordance with the Company’s normal payroll practices.

2.              Target Bonus.  With this promotion, you will remain eligible to participate in the Company’s annual cash incentive program, known as TIPS, during each year you are employed by the Company with a target bonus of 30% of your then-current annual base salary (“Target Bonus”).

3.              Stock Options Grant.  You will be granted non-statutory options to purchase up to 50,000 shares of common stock of the Company, $0.001 par value per share, under the Company’s 2007 Incentive Stock Plan, as amended (the “Plan”), subject to the terms of the Plan, requisite approval from the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), and the terms of a stock option agreement to be entered into between you and the Company, which shall reflect the terms of this letter.  If approved by the Compensation Committee, the grant date of such options will be on the earliest 15th day of the month that next follows your promotion date or the first business day thereafter if that day is not a business day or is a holiday (the “Grant Date”).  The per share exercise price will be the per share closing price of the Company’s common stock on the Grant Date.  Subject to the terms of this letter, the options shall vest and become exercisable as follows: (A) 25% of the shares (12,500 shares) shall vest on the first anniversary of the Grant Date and (B) the remaining 75%

of the shares (37,500) shall vest in equal monthly increments thereafter through the fourth anniversary of the Grant Date.

4.              Restricted Stock Grant.  You will also be granted 50,000 restricted shares of the Company’s common stock under the Plan (the “Restricted Shares”), subject to the terms of the Plan, requisite approval from the Compensation Committee, and the terms of a restricted stock agreement to be entered into between you and the Company, which shall reflect the terms of this letter.  The grant date of the Restricted Shares will be on the Grant Date and the Restricted Shares will vest as follows: (A) 25% of the Restricted Shares (or 12,500 Restricted Shares) shall vest on the first anniversary of the Grant Date and (B) 75% of the Restricted Shares (or 37,500 Restricted Shares) shall vest in six equal increments semi-annually thereafter through the fourth anniversary of the Grant Date.

You may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time the Restricted Shares are acquired on the Grant Date (“Section 83(b) Election”).  A Section 83(b) Election, if made, must be filed with the Internal Revenue Service within thirty (30) days of the Grant Date.  You are obligated to pay to the Company the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the granting (if a Section 83(b) Election is made) or vesting (if a Section 83(b) Election is not made) of the shares.  If you do not make a Section 83(b) Election, you shall satisfy such tax withholding obligations by delivery to the Company, on each date on which shares vest, such number of shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market on the trading date immediately prior to such vesting date) equal to the amount of the Company’s withholding obligation; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).  Such delivery of shares to the Company shall be deemed to happen automatically, without any action required on your part, and the Company is hereby authorized to take such actions as are necessary to effect such delivery of shares to the Company.

5.              Termination and Eligibility for Severance.  Upon any termination of your employment (the “Date of Termination”), you will be paid (i) any and all earned and unpaid portion your base salary through the Date of Termination; (ii) any accrued but unused vacation pay owed to you in accordance with Company practices up to and including the Date of Termination; and (iii) any allowable and unreimbursed business expenses incurred through the Date of Termination that are supported by appropriate documentation in accordance with the Company’s policies.  Hereafter, items (i) through (iii) in this Section 5 are referred to as “Accrued Benefits.”  If you terminate your employment for any reason, or if the Company terminates your employment for Cause (as defined below), you will be entitled to receive only the Accrued Benefits.

If your employment with the Company is terminated by the Company without Cause, the Company will provide you with the Accrued Benefits and, subject to the additional conditions of this letter, will continue to pay your then-current base salary, less applicable state and federal withholdings, in accordance with the Company’s usual payroll practices, for a period of six (6) months following the Date of Termination.

If a Change of Control (as defined below) occurs to the Company and within the first 12-month period after such occurrence your employment is terminated by the Company for any reason other than Cause, or you terminate your employment for Good Reason (as defined below) at least six (6) months after the Change of Control occurs, the Company will provide you with the following severance and related post-termination benefits, subject to the additional conditions of this letter:

(a)                                 The Company will continue to pay your then-current base salary, less applicable state and federal withholdings, in accordance with the Company’s usual payroll practices, for a period of twelve (12) months following the Date of Termination;

(b)                                 The Company will pay your then-current annual Target Bonus at 100% of target, less applicable state and federal withholdings, with such bonus to be paid at the same time and in the same form as the Target Bonus otherwise would be paid;

(c)                                  The Company will continue to pay the Company’s share of medical, dental and vision insurance premiums for you and your dependents between the Date of Termination and the earlier of (i) the date you accept other employment that provides you with commensurate insurance coverage; and (ii) the twelve (12) month anniversary of the Date of Termination; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of such premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage;

(d)                                 Any stock options granted to you by the Company to purchase the Company’s common stock that are unvested as of the Date of Termination and would have vested in the twelve (12) month period immediately following the Date of Termination will accelerate and immediately vest and become exercisable upon termination, and your stock options that are or become vested will remain outstanding and exercisable for the shorter of three (3) years following the Date of Termination or the original remaining life of the options; and

(e)                                  Any Restricted Shares that are unvested as of the termination date and that would vest during the twelve (12) months following your termination will accelerate and immediately vest upon termination and such shares will be freely marketable.

Except for circumstances described in the first paragraph of this Section 5, the Company’s provision of the benefits described in the remainder of Sections 5 hereof shall be conditioned upon (y) your executing and delivering to the Company a release of all claims of any kind or nature in favor of the Company in a form acceptable to the Company (the “Release Agreement”), and on such Release Agreement becoming effective as a matter of law; and (z) your compliance with the covenants in your Confidentiality Agreement.  You will have twenty-one (21) days following your receipt of the Release Agreement to consider whether or not to accept it.  If the Release Agreement is signed and delivered by you to the Company, you will have seven (7) days from the date of the delivery to revoke your acceptance of such agreement.  All of the benefits described in this Section 5 will commence on the eighth (8th) day following your delivery of the executed Release Agreement to the Company, provided that you have not revoked the Release Agreement.  The Company shall have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 5.

The Company may terminate your employment at any time with or without Cause by written notice to you specifying the Date of Termination.  If you wish to terminate your employment for any reason, you agree to provide written notice to the Company at least thirty (30) days prior to the Date of Termination.  If you seek to terminate your employment for Good Reason, the Company shall have ten (10) business days following its receipt of written notice of termination to cure the circumstance giving rise to Good Reason.

6.              Tax Implications of Termination Payments.  Subject to this Section 6, any payments or benefits required to be provided under Section 5 shall be provided only after the date of your “separation from service” with the Company as defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 5:

(a)                           It is intended that each installment of the payments and benefits provided under Section 5 shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)                         If, as of the date of your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 5; and

(c)                          If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(i)                                     Each installment of the payments and benefits due under Section 5 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined for the purposes of Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)                                  Each installment of the payments and benefits due under Section 10 that is not paid within the short-term deferral period or otherwise cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company shall not be paid until the date that is six (6) months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which your separation from service occurs.

7.              Section 409A of the Code.  This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms used in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.  Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to you or any other person for any actions, decisions or determinations made in good faith.

8.              Definitions.  As used in this letter, the following terms shall have the following meanings:

(a)                     “Cause” means the occurrence of any of the following: (i) your indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of, a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company, (ii) gross negligence or willful misconduct by you in the performance of your duties that is likely to have an adverse affect on the Company or its reputation; (iii) your commission of an act of fraud or dishonesty in the performance of your duties; (iv) repeated failure by you to perform your duties which are reasonably and in good faith requested by your manager, the Chief Executive Officer or the Board of Directors of the Company; or (v) material breach of this Agreement by you, which you do not cure within ten (10) days following receipt by you of such written notice notifying you of such breach, or (vi) breach by you of any obligation under your Noncompetition and Confidentiality Agreement with the Company.

(b)                     “Change in Control” as used in this Agreement shall mean the first to occur of any of the following:

a.              any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or its Affiliates), is or becomes the “beneficial owner” (as defined in Rule 1 3d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or you) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

b.              in the event that the individuals who as of the date hereof constitute the Board of Directors, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Board then still in office who either were members of the Board as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

c.               the consummation of a merger or consolidation of the Company with or the sale of the Company to any other entity and, in connection with such merger, consolidation or sale; individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving or acquiring corporation following the consummation of such merger, consolidation or sale;

d.              the stockholders of the Company approve a plan of complete liquidation of the Company; or

e.               the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity not controlled by the Company.

(c)                      “Good Reason” means the occurrence of any of the following without your consent: (A) a reduction in your annual Base Salary set forth above; or (B) the assignment to you of a substantially lower position in the organization in terms of your title, responsibility, authority or status unless agreed to in writing by you, or (C) the relocation of the Company to a location that is more than fifty (50) miles from the Company’s current headquarters location in Westford, MA.

You are, and will remain, an employee at will; nothing in this letter constitutes a guaranty of employment for any particular period.  Except as modified by the terms of this letter, the terms of the Agreement will remain in full force and effect.  Capitalized terms not defined in this letter have the same definitions given to them in the Agreement.

Very truly yours,

/s/ Maurice Castonguay
Maurice Castonguay
Senior Vice President & Chief Financial Officer

Accepted:

/s/ Brian O’Donnell	November 19, 2012
Brian O’Donnell	Date